Exhibit 1.2

APPROVED
By resolution of the Board of Directors of the Mobile TeleSystems Open Joint Stock Company

October 24, 2014
(Minutes № 230 as of October 24, 2014)

REVISIONS AND ADDITIONS TO THE CHARTER

(VERSION № 11)

Mobile TeleSystems Open Joint Stock Company

(PSRN 1027700149124)

State paragraph (52) of p. 5.2 of MTS OJSC Charter in the following version:

«(52) Branch of Mobile TeleSystems Open Joint Stock Company — The Far East Macro-region. Location of branch: 57D, 100th anniversary of Vladivostok Avenue, Vladivostok, the Primorsky Krai, Russian Federation».

President of the
Mobile TeleSystems
Open Joint Stock Company	A.A. Dubovskov